Issuer Free Writing Prospectus Filed Pursuant to Rule 433 January 14, 2010 Registration Statement No. 333-147371

NEWS RELEASE

The Manitowoc Company Seeks Amendment
to its Senior Credit Facility

•                  Company intends to issue approximately $400 million senior unsecured notes

•                  Strong cash flow enables company to surpass full-year 2009 debt reduction target

MANITOWOC, Wis. — Jan. 14, 2010 — The Manitowoc Company, Inc. (NYSE: MTW) is planning to refinance a portion of its term loans under its senior secured credit facility with senior unsecured notes to improve the balance and flexibility of its capital structure. The amount of the offering, which is tentatively planned for the second half of January, has not yet been finalized but is expected to be approximately $400 million. This planned refinancing will extend required maturities for a portion of the company’s long term debt and will introduce a greater amount of unsecured debt into the company’s capital structure.

The company’s successful debt-reduction efforts eliminated more than $560 million in senior secured debt through September 30, 2009.  In addition, the company is disclosing that it has surpassed its targeted full-year 2009 debt reduction target of $450 million by approximately $20 million, bringing total debt reduction since the acquisition of Enodis plc to over $750 million.

The company also announces the commencement of a related amendment to its senior credit agreement which is intended to provide the company with additional flexibility under its financial covenants.  Effectiveness of the amendment is conditioned upon the funding of the contemplated senior unsecured notes offering.

The company has a registration statement (including a prospectus) on file with the U.S. Securities and Exchange Commission (SEC) for the offering to which this press release relates. Before you invest, you should read the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling the company’s director of investor relations collect at (920) 652-1713.

2400 South 44th Street	PO Box 66	T: 920-684-4410
Manitowoc, WI 54220-5846	Manitowoc, WI 54221-0066	F: 920-652-9778
USA	USA	www.manitowoc.com

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with more than 100 manufacturing and service facilities in 27 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances.  Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,” “estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•                  unanticipated changes in revenues, margins, costs, and capital expenditures;

•                  uncertainties associated with new product introductions, the successful development and market acceptance of new and innovative products that drive growth;

•                  the ability to generate cash consistent with Manitowoc’s stated goals;

•                  pressure of additional financing leverage resulting from acquisitions;

•                  matters impacting the successful and timely implementation of ERP systems;

•                  foreign currency fluctuations and their impact on reported results and hedges in place with Manitowoc;

•                  changes in raw material and commodity prices;

•                  unexpected issues associated with the availability and viability of suppliers;

•                  the risks associated with growth;

•                  geographic factors and political and economic risks;

•                  actions of competitors;

•                  changes in economic or industry conditions generally or in the markets served by Manitowoc;

•                  the state of financial and credit markets;

•                  unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment and foodservice equipment in emerging economies, and changes for demand for used lifting equipment and foodservice equipment;

•                  the replacement cycle of technologically obsolete cranes;

•                  the ability of Manitowoc’s customers to receive financing;

•                  consolidations within the restaurant and foodservice equipment industries;

•                  global expansion of customers;

•                  foodservice equipment replacement cycles in national accounts and global chains, including unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•                  efficiencies and capacity utilization of facilities;

•                  unanticipated growth in the specialty foodservice market;

•                  the future strength of the beverage industry;

•                  issues related to plant closings and/or consolidation of existing facilities;

•                  issues related to workforce reductions;

•                  work stoppages, labor negotiations, and labor rates;

•                  government approval and funding of projects;

•                  the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures;

•                  finalization of the price and other terms of now-completed divestitures and unanticipated issues associated with transitional services provided by Manitowoc in connection with those divestitures;

•                  in connection with the now-completed acquisition of Enodis: potential balance sheet changes resulting from finalization of purchase accounting treatment; the ability to appropriately and timely integrate the acquisition of Enodis; realization of anticipated earnings enhancements, cost savings, strategic options, and other synergies and the anticipated timing to realize those savings, synergies, and options;

•                  changes in laws throughout the world; and

•                  risks and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

For More Information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720